Exhibit 99.1

Pall Corporation Reports Second Quarter Results

East Hills, NY (March 2, 2004) — Pall Corporation (NYSE: PLL) today reported sales and earnings results for the second quarter and six months ended January 31, 2004.

Sales for the quarter increased 10% to $428.1 million compared to $388.5 million last year. Earnings on a pro forma basis increased 5.3% to $33.7 million or 26 cents per share as compared to $32.0 million or 26 cents per share last year. The effect of foreign currency translation added $35.1 million to revenues and increased pro forma earnings per share by approximately 2 cents.

Sales for the six months increased 11½% to $802.4 million compared to $720.7 million last year. Foreign currency translation increased sales by $60.4 million and pro forma earnings per share by approximately 4 cents. For the six months, earnings on a pro forma basis increased 16.2% to $56.0 million or 44 cents per share as compared to $48.2 million or 39 cents per share last year.

Restructuring and other charges of $13.7 million or 6 cents per share, including the pro forma tax effect, were recorded in the quarter primarily to increase environmental reserves. This reduced the pro forma results for the quarter to reported earnings of $24.9 million or 20 cents per share as compared to $31.4 million or 25 cents per share last year.

Eric Krasnoff, Pall’s Chairman and CEO, said, “The second quarter showed particularly strong Asian results and solid organic growth in our revitalized Western Hemisphere businesses. This was offset by the result in Europe.

The non-repeating sales last year in the Aerospace segment attributable to the Iraqi war were largely booked in Europe. We also saw European customers reducing their year-end inventories of disposable cartridges in response to the increased trade pressures of the strong Euro. This shifted our product mix to more systems sales which have lower margins than the corporate average.

We view these conditions as transient and are confident that Pall’s fundamentals are in place to achieve our expectations for the full fiscal year. The company’s backlog is at an all-time high. Pall’s ambitious CoRe cost reduction program is also on schedule to recoup its investment and contribute to earnings this year.

Looking at sales in local currency:

Our overall Industrial business sales grew 1½% in the quarter. Industrial’s operating profit margin was 13.7%, with operating profit dollars comparable to last year. Here is more color on the three Industrial reporting segments.

Microelectronics sales increased 14½%, with sales in Asia up 26½% on the strength of a sustained upturn in the cyclical semiconductor industry. In the quarter operating profit margins were 20.9% compared to 17.7% last year, while operating profit dollars increased 44%.

Aerospace sales were down 11½% on the heels of four consecutive quarters of double-digit growth. Military Aerospace sales, affected by the one-time sales mentioned previously, were down 18½% in the quarter with the largest portion of the decrease in Europe. Commercial Aerospace sales held steady in the quarter. Aerospace operating profit margins at 25.0% remain the highest in the company.

General Industrial sales grew 2%, building on the first quarter. Within the segment, sales in the Power Generation division were particularly strong, up 23½%. Sales in Fuels and Chemicals and Food and Beverage grew 7% and 4%, respectively. Sales in Machinery and Equipment were down 8%, mainly in Europe.

Our Life Sciences business posted a ½% increase in sales over last year. Operating margins were comparable to last year, while operating profit dollars increased 7.1%.

Sales in Medical increased 1½% in the quarter and are up 7½% for the six months. Operating margins in the quarter were 16.0%. We are on pace toward our goal of achieving a 20% operating margin in Medical for the full year.

Sales in BioPharmaceuticals were down ½% in the quarter. Again, weakness in Europe and some delays in large systems orders were the culprits. The smaller BioSciences division was down almost 5% as it continues to be hampered by laboratory research spending cuts. The BioPharmaceuticals operating profit margin of 19.2% approximates last year’s margin.

By region, Asia’s sales grew 16% in the quarter, with particular strength in Microelectronics, BioPharmaceuticals and the General Industrial segments. The Western Hemisphere grew 4% and Europe’s sales declined 7½%. Operating margins in the Western Hemisphere and Europe reflect the reduction in Aerospace sales. Asia which has a very small Aerospace component, saw its operating profits soar in tandem with increased sales.”

Mr. Krasnoff concluded, “Three weeks ago we kicked off the purchase of Pall stock under the $200 million stock repurchase program. While the purpose is to reduce the share count, we also see it as a sound investment in the future.”

Tomorrow, March 3, 2004, at 8:30 a.m. EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player audio software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the leader in the rapidly growing fields of filtration, separations and purification. Pall’s business is organized around two broad markets: Life Sciences and Industrial. The company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water, aerospace and broad industrial markets. Total revenues are $1.6 billion. The Company headquarters are in East Hills, New York with operations in more than 30 countries. Further information is available at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Financial Tables Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)

	JAN. 31, 2004	AUG. 2, 2003

Assets

Cash and short-term investments	$192,009	$149,753
Accounts receivable, net	405,762	423,467
Inventories, net	291,710	274,442
Other current assets	102,365	90,772

Total current assets	991,846	938,434

Property, plant and equipment, net	607,305	600,153
Other assets	486,637	478,139

Total assets	$2,085,788	$2,016,726

Liabilities and Stockholders’ Equity

Short-term debt	$57,033	$63,791
Accounts payable, income taxes
and other current liabilities	301,807	357,705

Total current liabilities	358,840	421,496

Long-term debt	501,358	489,870
Deferred taxes and other
non-current liabilities	171,922	170,824

Total liabilities	1,032,120	1,082,190

Stockholders’ equity	1,053,668	934,536

Total liabilities and
stockholders’ equity	$2,085,788	$2,016,726

PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Amounts in thousands, except per share data)

	SECOND QUARTER ENDED				SIX MONTHS ENDED

	JAN. 31, 2004		FEB. 1, 2003		JAN. 31, 2004		FEB. 1, 2003

Net sales	$428,085		$388,522		$802,371		$720,732
Cost of sales	221,216		200,085		415,437		374,346

Gross profit	206,869		188,437		386,934		346,386

Selling, general and
administrative expenses	143,638		128,837		275,545		245,697
Research and development	13,785		12,415		27,493		25,460
Restructuring and other
charges, net	13,668	(a)	924	(b)	9,965	(a)	41,299	(b)
Interest expense, net	5,091		6,207		10,243		13,473

Earnings before
income taxes	30,687		40,054		63,688		20,457
Provision for
income taxes	5,831		8,675		14,164		12,216

Net earnings	$24,856		$31,379		$49,524		$8,241

Earnings per share:
Basic:	$0.20		$0.26		$0.39		$0.07

Diluted:	$0.20		$0.25		$0.39		$0.07

Average number of
shares outstanding:
Basic:	126,288		122,948		125,886		122,893
Diluted:	127,422		123,551		127,025		123,612

Net earnings
as reported	$24,856		$31,379		$49,524		$8,241
Restructuring and other
charges, net, after
pro forma tax effect	8,853		585		6,452		39,928

Pro forma earnings	$33,709		$31,964		$55,976		$48,169

Diluted earnings per
share as reported	$0.20		$0.25		$0.39		$0.07
Restructuring and
other charges, net	$0.06	(a)	$0.01	(b)	$0.05	(a)	$0.32	(b)

Pro forma diluted
earnings per share	$0.26		$0.26		$0.44		$0.39

(a) Restructuring and other charges include $11,500 (5 cents per share, after pro forma tax effect) to increase environmental reserves in the second quarter and $2,168 (1 cent per share, after pro forma tax effect) and $3,741 (2 cents per share, after pro forma tax effect) in the second quarter and six months, respectively, primarily related to the restructuring of operations in Europe and Japan. Offsetting this was a $5,276 (2 cents per share, after pro forma tax effect) adjustment to decrease a pension liability in the first quarter.

(b) Restructuring and other charges for the six months includes $37,600 (30 cents per share) of acquired in-process research and development and restructuring costs of $2,328 (2 cents per share, after pro forma tax effect) inclusive of $585 (1 cent per share, after pro forma tax effect) incurred in the second quarter.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

SALESS SECOND QUARTER ENDED:	JAN. 31, 2004	FEB. 1, 2003	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$85,459	$79,119	8		1		½
BioPharmaceuticals	89,151	81,652	9			(	½)

Total Life Sciences	174,610	160,771	8	½			½

General Industrial	160,712	140,888	14		2
Aerospace	42,727	46,019	(7)		(11		½)
Microelectronics	50,036	40,844	22	½	14		½

Total Industrial	253,475	227,751	11	½	1		½

Total	$428,085	$388,522	10		1

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$158,343	$151,092	5		4
Europe	178,674	165,970	7	½	(7		½)
Asia	91,068	71,460	27	½	16

Total	$428,085	$388,522	10		1

TOTAL SALES
Western
Hemisphere	$202,092	$189,719
Europe	200,030	185,548
Asia	92,176	72,306
Eliminations	(66,213)	(59,051)

Total	$428,085	$388,522

OPERATING PROFIT SECOND QUARTER ENDED:	JAN. 31, 2004%		FEB. 1, 2003%

MARKET SEGMENT
INFORMATION:

Medical	$13,663	16.0	$12,665	16.0
BioPharmaceuticals	17,074	19.2	16,039	19.6

Total Life Sciences	30,737	17.6	28,704	17.9

General Industrial	13,499	8.4	14,213	10.1
Aerospace	10,665	25.0	12,752	27.7
Microelectronics	10,454	20.9	7,246	17.7

Total Industrial	34,618	13.7	34,211	15.0

Subtotal	65,355	15.3	62,915	16.2
Restructuring and other charges	(13,668)		(924)
General corporate expenses	(15,909)		(15,730)
Interest expense, net	(5,091)		(6,207)

Earnings before income taxes	$30,687		$40,054

GEOGRAPHIC INFORMATION:

Western Hemisphere	$24,001	11.9	$24,727	13.0
Europe	24,644	12.3	29,271	15.8
Asia	16,985	18.4	11,192	15.5
Eliminations	(275)		(2,275)

Subtotal	65,355	15.3	62,915	16.2
Restructuring and other charges	(13,668)		(924)
General corporate expenses	(15,909)		(15,730)
Interest expense, net	(5,091)		(6,207)

Earnings before income taxes	$30,687		$40,054

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(DOLLAR AMOUNTS IN THOUSANDS)

SALES SIX MONTHS ENDED:	JAN. 31, 2004	FEB. 1, 2003	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$155,823	$137,085	13	½	7		½
BioPharmaceuticals	171,081	155,715	10		1		½

Total Life Sciences	326,904	292,800	11	½	4		½

General Industrial	299,335	267,267	12		1
Aerospace	86,270	82,972	4			(	½)
Microelectronics	89,862	77,693	15	½	8		½

Total Industrial	475,467	427,932	11		2

Total	$802,371	$720,732	11	½	3

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS
Western
Hemisphere	$300,330	$289,159	4		3
Europe	338,397	301,020	12	½	(2		½ )
Asia	163,644	130,553	25	½	15		½

Total	$802,371	$720,732	11	½	3

TOTAL SALES
Western
Hemisphere	$384,107	$367,356
Europe	382,833	338,899
Asia	165,751	132,273
Eliminations	(130,320)	(117,796)

Total	$802,371	$720,732

OPERATING PROFIT SIX MONTHS ENDED:	JAN. 31, 2004%		FEB. 1, 2003%

MARKET SEGMENT
INFORMATION:

Medical	$20,641	13.2	$17,192	12.5
BioPharmaceuticals	35,049	20.5	31,211	20.0

Life Sciences	55,690	17.0	48,403	16.5

General Industrial	26,323	8.8	25,037	9.4
Aerospace	22,037	25.5	21,239	25.6
Microelectronics	15,201	16.9	12,060	15.5

Industrial	63,561	13.4	58,336	13.6

Subtotal	119,251	14.9	106,739	14.8
Restructuring and other charges	(9,965)		(41,299)
General corporate expenses	(35,355)		(31,510)
Interest expense, net	(10,243)		(13,473)

Earnings before income taxes	$63,688		$20,457

GEOGRAPHIC INFORMATION:

Western Hemisphere	$44,743	11.6	$44,676	12.2
Europe	47,417	12.4	46,998	13.9
Asia	27,493	16.6	17,651	13.3
Eliminations	(402)		(2,586)

Subtotal	119,251	14.9	106,739	14.8
Restructuring and other charges	(9,965)		(41,299)
General corporate expenses	(35,355)		(31,510)
Interest expense, net	(10,243)		(13,473)

Earnings before income taxes	$63,688		$20,457

Contact:

John Adamovich
Pall Corporation
Tel: (516) 801-9810

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